Exhibit 99.1

Portland, OR, August 23, 2001 /Internetwire/Seedling Technologies Corp. (OTC BB:
SEED) has announced the date for the company's annual shareholders' meeting, which will be held on Wednesday, October 10th. The company invites all Seedling shareholders to attend the meeting, which will be held at Skamania Lodge in the Columbia River Gorge National Scenic area, one hour East of Portland. The meeting will open at noon, though shareholders are invited to enjoy Skamania's world-renowned setting in the Columbia Gorge and its rustic, Northwest ambience before and after the meeting.

Douglas B. Spink, Chairman, founder, and CEO of Seedling, noted that "when we took over management responsibility for Brighton Technologies Corporation in November of 2000, Brighton's previous management had failed to hold an annual shareholder's meeting in the previous five years as a publicly-owned company. Such oversight was, unfortunately, a hallmark of previous management's approach to shareholder rights. Since then, the new Seedling management team has made great strides in both righting the wrongs done to Brighton and in building tangible shareholder value in the process. I look forward to our first meeting with many of Seedling's - and Brighton's - real owners, our shareholders."

Brighton Technologies Corporation acquired Seedling, a private company, via a shareholder-approved stock acquisition on February 20th of 2001. In November of 2000, Brighton's former board of directors resigned and was replaced with a Seedling slate. Since then, Seedling has successfully pursued legal remedies against previous management and their outside associates in several venues.

Most recently, Seedling won a Temporary Restraining Order (TRO) against Jeffrey Dunster and Daryll Fox, Hawaii-based stock promoters closely aligned with former management. Seedling's TRO prevents Dunster and Fox from attempting to sell or otherwise transfer over two million shares of Seedling stock for which no consideration was ever paid. Legal proceedings continue against the pair regarding their possession or control of an additional three million shares. Additionally, questions regarding whether the pair acted as statutory underwriters for Brighton while failing to maintain the requisite NASD securities licenses have also been raised, along with the possibility that the pair engaged in systematic "gypsy swap" transactions with Brighton stock in order to circumvent the requirements of Section 144 of the Securities and Exchange Act of 1934, as amended.

Seedling's legal case directly against previous management has, to date, resulted in a string of legal victories. Foremost in these is a court order compelling Kit Kung (formerly CEO) and Alan Jurewicz (formerly Chief Financial Officer) to turn over all corporate books and records, which they had removed from corporate offices upon their dismissal from the company in December of 2000. Contempt proceedings against Kung and Jurewicz are pending in New Jersey state court. In addition to recovery of the purloined corporate records, Seedling is seeking in excess of $11 million in damages from Kung and Jurewicz for fraud, conversion, theft, and breach of fiduciary duty relating to years of transactions they engineered with the former Brighton and various subsidiaries and elected entities. The trial is expected to be presented to a jury in New Jersey in the first half of 2002.

Since the management change, Seedling has filed Form 10Ks for years 1998 and 1999, and is currently completing work on the 2000 audit and 10K, which had been held up during the struggle to repatriate Brighton's books and records from former management. While it is not possible to forecast an exact completion date, Seedling is working to conclude the 2000 10K and consequent relisting of the company on the full Over-the-Counter-Market prior to the annual shareholder's meeting.

"We have much to be proud of in our work with the former Brighton," continues Spink. "Before Seedling's arrival, Brighton had been stripped of all meaningful assets and left for dead. We have not only rebuilt the company and nearly completed the all-but-impossible task of cleaning up the mess left by former management and their Hawaiian stock promoters, Jeff Dunster and Daryll Fox, but we have also used our learning and experience with Brighton to initiate shareholder-supported restructuring efforts at Stonepath Group (AMEX: STG), Nettaxi.com Inc. (OTC BB: NTXY), C-Phone Corporation (OTC BB: CFON), and Grove Strategic Ventures (OTC BB: GSVI). The shareholders of those companies are now benefiting from Seedling's experience in the hard-won cleanup of Brighton."

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"From the ashes of Brighton has been born a new, aggressive, and much-needed force in the market, a de-facto policing agent for corporate governance of small, public companies: Seedling. We are not afraid to name names and hold accountable those who take advantage of public company shareholders, be they incumbent management or outside stock promoters. The shareholders of Brighton have supported us so much in the rebirth of their company, demonstrating a real vote of confidence from those who suffered under previous management. Since the leadership change in late 2000 of Brighton, we have successfully generated in excess of $2.5 million in cash from equity placements and the sale of assets earned by Seedling in various projects. In 2001, watch Seedling build from this momentum into a recognized force in the world of shareholder-friendly transactions and technology turnarounds," concludes Spink.

Directions to Skamania Lodge can be found at:
http://www.skamanialodge.citysearch.com/1.3.html

THIS PRESS RELEASE DOES NOT CONSTITUTE A REQUEST FOR A PROXY. SEEDLING SHAREHOLDERS WILL RECEIVE A DEFINITIVE PROXY STATEMENT BEFORE SEEDLING'S ANNUAL MEETING. A COPY OF THE PROXY STATEMENT, WHEN AVAILABLE, CAN BE OBTAINED FREE OF CHARGE FROM WWW.SEC.GOV.

SHAREHOLDERS SHOULD READ SEEDLING'S DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. DETAILED INFORMATION REGARIDNG THE NAMES, AFFILIATIIONS, AND INTERESTS OF INDIVIDUALS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES OF SEEDLING'S SHAREHOLDERS WILL BE INCLUDED IN THE PROXY STATEMENT.

About Seedling

Founded in 1999, Seedling specializes in identifying, managing, and growing technology-enabled companies. Seedling works closely with incumbent management to streamline operations, focus resources on high-value markets, and develop profitable go-to-market operational plans. Additionally, Seedling acts as a catalyst to revive the operations of troubled public technology companies, both in friendly transactions and in hostile tender, proxy, and consent solicitation scenarios.

Revenue is derived both from fees for professional services and from the growth in value of equity earned in turnaround and takeover targets. Seedling's principals have hands-on experience helping more than 20 successful technology companies from founding through to sale or other exit opportunities, and the company maintains a full-time staff of 8 professionals in technology and turnaround management at its corporate headquarters in Portland, Oregon.

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risk and uncertainties, including but not limited to economic, competitive, governmental, political and technological factors affecting the company's revenues, operations, markets, products and prices and other factors discussed in the company's various filings with the Securities Exchange Commission.

CONTACT:    Paul Peterson
            Seedling Technologies Corporation
            800.893.8894
            www.seedling.net